Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157131, 333-162143, 333-176529 and 333-176530 on Forms S-3 and Registration Statement Nos. 333-189669, 333-176754, 333-176755, 333-161288, 333-161289, 333-114436, 333-128793, 333-118812, 333-91184, 333-89839, and 333-32681 on Forms S-8 of our reports dated March 13, 2014, relating to the consolidated financial statements of Sun Bancorp, Inc. and subsidiaries and the effectiveness of Sun Bancorp, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sun Bancorp, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 13, 2014